Exhibit 99.1

Noel B. Watson Joins TrueCar as Chief Financial Officer
SANTA MONICA, Calif. (May 28, 2019) - TrueCar, Inc. (NASDAQ: TRUE) announced today that Noel B. Watson has been appointed EVP and Chief Financial Officer. Based in Santa Monica, he will report directly to Chip Perry, President & Chief Executive Officer.
Watson joins TrueCar after spending the last thirteen years with TripAdvisor, the world’s largest online travel platform, with over 400 million unique monthly site visitors. In his current role as VP Finance & Chief Accounting Officer, Watson oversees the company’s global accounting operations and corporate financial planning & analysis function.
“Noel is a seasoned financial executive who comes to TrueCar with more than twenty years of financial operations and leadership experience,” said Perry. “His depth of experience with two-sided digital marketplaces that have complex revenue and acquisition models will provide an outstanding background for driving TrueCar’s financial growth and prosperity. He will play a vital role as we accelerate product and technology innovation toward becoming a true end-to-end shopping-to-showroom car buying experience.”
In this new role, Watson will be responsible for leading TrueCar’s financial operations including accounting and investor relations.
“I’m excited to be joining TrueCar during this dynamic period of innovation for the company in its mission to dramatically improve the way people discover, buy and sell cars,” said Watson. “Having worked at a marketplace leader in the travel segment for over a decade, I look forward to bringing this experience to TrueCar’s digital automotive platform.”
Watson holds a bachelor’s degree in accounting from Bryant University. He began his career as a CPA at Arthur Andersen and subsequently held management positions at Boston based technology firms, ArrAy Inc. and Way Systems prior to joining TripAdvisor in 2006.
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About TrueCar
TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 16,000 Certified Dealers also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam’s Club. Over half of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with an office in Austin, Texas.

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